Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference of our report dated March 22, 2012 relating to the financial statements of Project Argyle, a business owned by BP p.l.c. and affiliates, in the Registration Statements of Plains All American Pipeline, L.P. on Form S-3 (No. 333-138888, 333-155673, 333-162475, 333-162476 and 333-162477) and on Form S-8 (No. 333-91141, 333-54118, 333-74920, 333-122806 and 333-141185), which report is included in the Current Report on Form 8-K/A of Plains All American Pipeline, L.P. filed on May 29, 2012 with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Calgary, Canada

May 29, 2012